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January 27, 2004



Securities and Exchange Commission
Washington, D.C.  20549
Ladies and Gentlemen:


     We were previously principal accountants for the CCMI Funds (comprised of the CCMI Equity Fund and the CCMI Bond Fund) and, under the date of July 11, 2003, we reported on the financial statements of the CCMI Funds as of and for the year ended May 31, 2003. On July 21, 2003, our appointment as principal accountants was terminated. We have read the CCMI Funds' statements included under Item 77K and 77Q1 of its Form N-SAR dated November 30, 2003 and we agree with such statements.

Very truly yours,

/s/ KPMG, LLP

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